Exhibit 3.8
FIRST AMENDMENT
TO THE
SECOND AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
DEP HOLDINGS, LLC

This First Amendment dated November 6, 2008 to the Second Amended and Restated Limited Liability Company Agreement (this “Amendment”) of DEP Holdings, LLC (“DEP GP”), dated May 3, 2007, is executed by Enterprise Products Operating LLC (“EPOLLC”).  Capitalized terms used but not defined in this Amendment shall have the meaning set forth in the Limited Liability Company Agreement of DEP GP dated May 3, 2007 (the “LLC Agreement”).

RECITALS

WHEREAS, Enterprise Products OLPGP, Inc. (the “Company”) is the sole manager of EPOLLC;

WHEREAS, EPOLLC is the sole member of DEP GP;

WHEREAS, DEP GP owns a 2% general partnership interest in Duncan Energy Partners L.P., a Delaware limited partnership (“DEP LP”), and is the sole general partner of EPD LP;

WHEREAS, the Company, in its capacity as sole manager of EPOLLC, has determined that it is advisable to amend the LLC Agreement.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and intending to be legally bound, EPOLLC hereby agrees as follows:

AGREEMENT

1.           Section 6.06(i) of the LLC Agreement shall be deleted and restated in its entirety as follows:

(i)           No amendment, modification or repeal of this Section 6.06 or any provision hereof shall in any manner terminate, reduce or impair either the right of any past, present or future Indemnitee to receive indemnification (including expense advancement as provided by Section 6.06(b)) from the Company or the obligation of the Company to indemnify, or advance the expenses of, any such Indemnitee under and in accordance with the provisions of this Section 6.06 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted, and provided such Person became an Indemnitee hereunder prior to such amendment, modification or repeal.

2.           Except as otherwise expressly provided by this Amendment, all of the terms, conditions and provisions of the LLC Agreement shall remain the same. This Amendment shall be governed by and construed under the laws of the State of Delaware as applied to agreements entered into solely between residents of, and to be performed entirely within, such state.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Amendment to Limited Liability Company Agreement as of November 6, 2008.

ENTERPRISE PRODUCTS OPERATING LLC
(Sole Member of DEP Holdings, LLC)

By: Enterprise Products OLPGP, Inc., its sole manager

/s/ W. Randall Fowler
Name: W. Randall Fowler
Title: Executive Vice President and Chief Financial Officer